Exhibit 99.1

For more information, contact:

Financial:                                                                                                                                          Patrick Davidson

Sr. Vice President, Investor Relations

920.966.5939

Media:                                                                                                                                                         Bryan Brandt

Vice President, Global Branding and Communications

920.966.5982

OSHKOSH CORPORATION REPORTS FISCAL 2017
FOURTH QUARTER AND FULL YEAR RESULTS

Announces Fiscal 2018 Estimated EPS Range

Announces 14 Percent Increase in Quarterly Cash Dividend to $0.24 Per Share

OSHKOSH, WI — (October 31, 2017) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2017 fourth quarter net income of $93.5 million, or $1.23 per diluted share, compared to $61.5 million, or $0.82 per diluted share, in the fourth quarter of fiscal 2016. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Results for the fourth quarter of fiscal 2017 included after-tax charges of $11.3 million associated with previously announced restructuring actions in the access equipment segment. Results for the fourth quarter of fiscal 2016 were adversely impacted by $17.5 million of after-tax asset impairment and workforce reduction charges related to a decision to outsource aftermarket parts warehousing in the access equipment segment. Excluding these items, fiscal 2017 fourth quarter adjusted(1) net income was $104.8 million, or $1.38 per diluted share, compared to fiscal 2016 fourth quarter adjusted(1) net income of $79.0 million, or $1.05 per diluted share.

Consolidated net sales in the fourth quarter of fiscal 2017 were $1.96 billion, an increase of 11.8 percent compared to the fourth quarter of fiscal 2016. All segments reported increased sales.

(1)  This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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Oshkosh Corporation Reports Results for Fiscal 2017 Fourth Quarter

October 31, 2017

Consolidated operating income increased 40.8 percent to $134.5 million, or 6.9 percent of sales, in the fourth quarter of fiscal 2017 compared to $95.5 million, or 5.4 percent of sales, in the fourth quarter of fiscal 2016. Excluding $15.5 million of pre-tax restructuring-related charges in the access equipment segment, adjusted(1) operating income in the fourth quarter of fiscal 2017 was $150.0 million, or 7.6 percent of sales. Fiscal 2016 fourth quarter adjusted(1) consolidated operating income was $123.3 million, or 7.0 percent of sales, excluding asset impairment and workforce reduction charges of $27.8 million. The increase in operating income was primarily the result of higher consolidated sales, offset in part by higher incentive compensation expense.

“I am pleased to report another quarter of strong performance, with results that exceeded our expectations,” said Wilson R. Jones, president and chief executive officer of Oshkosh Corporation. “We grew revenues in all four of our segments, leading to higher adjusted(1) consolidated operating income and adjusted(1) operating income margin.

“Our strong fourth quarter capped off a successful year for Oshkosh Corporation. In addition to celebrating our 100th year in business, we delivered earnings per share of $3.77 and adjusted(1) earnings per share of $4.25, an increase of 35 percent compared to adjusted(1) earnings per share in fiscal 2016. I’m proud of the dedication and hard work of our team members around the world who delivered these strong results.

“As a result of our strong performance in fiscal 2017 and positive outlook, we are initiating our expectations for fiscal 2018 earnings per share to be a range from $4.20 to $4.60, or $4.25 to $4.65 on an adjusted(1) earnings per share basis. We look forward to delivering strong performance in fiscal 2018 and believe we are well-positioned to grow sales, adjusted(1) operating income and adjusted(1) earnings per share, all while continuing to invest in our business and in our people,” said Jones.

Factors affecting fourth quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment net sales increased 7.5 percent to $833.8 million in the fourth quarter of fiscal 2017. The increase in sales was due to improved demand for both aerial work platforms and telehandlers.

Access equipment segment operating income increased 38.1 percent to $62.4 million, or 7.5 percent of sales, in the fourth quarter of fiscal 2017 compared to $45.2 million, or 5.8 percent of sales, in the fourth quarter of fiscal 2016. Excluding charges related to an asset impairment and restructuring, adjusted(1) operating income was $77.9 million, or 9.3 percent of sales, in the fourth quarter of fiscal 2017 compared to $73.0 million, or 9.4 percent of sales, in the fourth quarter of fiscal 2016. The increase in operating income was primarily due to the impact of higher sales volume and favorable mix, offset in part by higher material costs and higher incentive compensation.

Defense — Defense segment net sales for the fourth quarter of fiscal 2017 increased 26.5 percent to $596.8 million. The increase in sales was primarily due to the ramp-up of sales to the U.S. government under the Joint Light Tactical Vehicle program and higher international Mine Resistant Ambush Protected-All Terrain Vehicle sales.

Defense segment operating income increased 39.3 percent to $73.0 million, or 12.2 percent of sales, in the fourth quarter of fiscal 2017 compared to $52.4 million, or 11.1 percent of sales, in the fourth quarter of fiscal 2016. The increase in operating income was largely due to the impact of higher sales volume.

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Oshkosh Corporation Reports Results for Fiscal 2017 Fourth Quarter

October 31, 2017

Fire & Emergency — Fire & emergency segment net sales for the fourth quarter of fiscal 2017 increased 8.2 percent to $278.0 million. Sales in the fourth quarter of fiscal 2017 benefited from improved pricing and a higher mix of custom chassis.

Fire & emergency segment operating income increased 55.2 percent to $34.6 million, or 12.4 percent of sales, in the fourth quarter of fiscal 2017 compared to $22.3 million, or 8.7 percent of sales, in the fourth quarter of fiscal 2016. The increase in operating income was primarily a result of improved pricing and improved labor performance, offset in part by higher incentive compensation.

Commercial — Commercial segment net sales increased 2.2 percent to $259.9 million in the fourth quarter of fiscal 2017. The increase in sales was primarily due to higher concrete placement unit volume, offset in part by lower package sales, which include third-party chassis.

Commercial segment operating income decreased 34.5 percent to $11.6 million, or 4.5 percent of sales, in the fourth quarter of fiscal 2017 compared to $17.7 million, or 7.0 percent of sales, in the fourth quarter of fiscal 2016. The decrease in operating income was largely a result of an adverse product mix and a specific warranty campaign.

Corporate — Corporate operating costs increased $5.0 million in the fourth quarter of fiscal 2017 to $47.1 million due primarily to higher share-based and other incentive compensation costs.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $0.8 million to $13.0 million in the fourth quarter of fiscal 2017.

Provision for Income Taxes — The Company recorded income tax expense of $28.3 million in the fourth quarter of fiscal 2017, or 23.3 percent of pre-tax income, compared to $22.0 million, or 26.4 percent of pre-tax income, in the fourth quarter of fiscal 2016. Excluding the impact of restructuring-related charges, adjusted(1) income tax expense in the fourth quarter of fiscal 2017 was $32.5 million, or 23.7 percent of adjusted(1) pre-tax income compared to $32.3 million, or 29.1 percent of adjusted(1) pre-tax income in the fourth quarter of fiscal 2016. The provision for income taxes in the fourth quarter of fiscal 2017 benefited from a higher percentage of earnings generated in lower tax rate regions, and other discrete tax items, including favorable share-based compensation tax benefits and the resolution of state tax matters. Resolution of state tax matters also contributed to a reduction in the Company’s effective income tax rate in the fourth quarter of fiscal 2016.

Full-Year Results

The Company reported net sales for fiscal 2017 of $6.83 billion and net income of $285.6 million, or $3.77 per diluted share. This compares with net sales of $6.28 billion and net income of $216.4 million, or $2.91 per diluted share, in fiscal 2016. Results for fiscal 2017 were adversely impacted by $36.2 million, or $0.48 per diluted share, of after-tax charges in the access equipment segment related to restructuring actions. Results for fiscal 2016 were adversely impacted by $17.5 million, or $0.23 per diluted share, of after-tax asset impairment and workforce reduction charges in the access equipment segment. Excluding these items, adjusted(1) net income for fiscal 2017 was $321.8 million, or $4.25 per diluted share, compared to adjusted(1) net income of $233.9 million, or $3.14 per diluted share, in fiscal 2016. Improved performance in the defense, fire & emergency and access equipment segments and lower start-

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Oshkosh Corporation Reports Results for Fiscal 2017 Fourth Quarter

October 31, 2017

up costs for a corporate-led manufacturing facility were partially offset by lower results in the commercial segment and higher incentive compensation expense.

Fiscal 2018 Expectations

The Company announced its fiscal 2018 diluted earnings per share estimate range of $4.20 to $4.60 on projected net sales between $6.9 billion and $7.1 billion. Excluding expected restructuring-related charges for previously-announced actions in the access equipment segment, the Company expects its fiscal 2018 adjusted(1) diluted earnings per share to be in the range of $4.25 to $4.65.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.24 per share of Common Stock. The dividend, increased by approximately 14 percent from the previous dividend, will be payable on November 30, 2017, to shareholders of record as of November 16, 2017.

Conference Call

The Company will comment on its fiscal 2017 fourth quarter earnings and its full-year fiscal 2018 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on

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Oshkosh Corporation Reports Results for Fiscal 2017 Fourth Quarter

October 31, 2017

Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles, including a future Family of Medium Tactical Vehicles production contract; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Founded in 1917, Oshkosh Corporation is 100 years strong and continues to make a difference in people’s lives. Oshkosh brings together a unique set of integrated capabilities and diverse end markets that, when combined with the Company’s MOVE strategy and positive long-term outlook, illustrate why Oshkosh is a different integrated global industrial. The Company is a leader in designing, manufacturing and servicing a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®.

Today, Oshkosh Corporation is a Fortune 500 Company with manufacturing operations on four continents. Its products are recognized around the world for quality, durability and innovation and can be found in more than 150 countries around the globe. As a different integrated global industrial, Oshkosh is committed to making a difference for team members, customers, shareholders, communities and the environment. For more information, please visit www.oshkoshcorporation.com.

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2017 Fourth Quarter

October 31, 2017

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except share and per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net sales	$1,963.0	$1,755.4	$6,829.6	$6,279.2
Cost of sales	1,636.5	1,456.3	5,655.2	5,223.4
Gross income	326.5	299.1	1,174.4	1,055.8

Operating expenses:
Selling, general and administrative	180.9	163.7	665.6	612.4
Amortization of purchased intangibles	11.1	13.0	45.8	52.5
Long-lived asset impairment charge	—	26.9	—	26.9
Total operating expenses	192.0	203.6	711.4	691.8
Operating income	134.5	95.5	463.0	364.0

Other income (expense):
Interest expense	(14.7)	(14.4)	(59.8)	(60.4)
Interest income	1.7	0.6	4.9	2.1
Miscellaneous, net	0.1	1.5	3.2	1.3
Income before income taxes and equity in earnings of unconsolidated affiliates	121.6	83.2	411.3	307.0
Provision for income taxes	28.3	22.0	127.2	92.4
Income before equity in earnings of unconsolidated affiliates	93.3	61.2	284.1	214.6
Equity in earnings of unconsolidated affiliates	0.2	0.3	1.5	1.8
Net income	$93.5	$61.5	$285.6	$216.4

Earnings per share attributable to common shareholders:
Basic	$1.25	$0.83	$3.82	$2.94
Diluted	1.23	0.82	3.77	2.91

Basic weighted-average shares outstanding	74,914,622	73,700,883	74,674,115	73,570,020
Dilutive stock options and other equity-based compensation awards	1,186,284	1,042,412	1,115,930	862,898
Diluted weighted-average shares outstanding	76,100,906	74,743,295	75,790,045	74,432,918

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Oshkosh Corporation Reports Results for Fiscal 2017 Fourth Quarter

October 31, 2017

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$447.0	$321.9
Receivables, net	1,306.3	1,021.9
Inventories, net	1,198.4	979.8
Other current assets	88.1	93.9
Total current assets	3,039.8	2,417.5
Property, plant and equipment:
Property, plant and equipment	1,188.8	1,110.6
Accumulated depreciation	(718.9)	(658.5)
Property, plant and equipment, net	469.9	452.1
Goodwill	1,013.0	1,003.5
Purchased intangible assets, net	507.8	553.5
Other long-term assets	68.4	87.2
Total assets	$5,098.9	$4,513.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$23.0	$20.0
Accounts payable	651.0	466.1
Customer advances	513.4	471.8
Payroll-related obligations	191.8	147.9
Other current liabilities	303.9	261.8
Total current liabilities	1,683.1	1,367.6
Long-term debt, less current maturities	807.9	826.2
Other long-term liabilities	300.5	343.5
Commitments and contingencies
Shareholders’ equity	2,307.4	1,976.5
Total liabilities and shareholders’ equity	$5,098.9	$4,513.8

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Oshkosh Corporation Reports Results for Fiscal 2017 Fourth Quarter

October 31, 2017

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Fiscal Year Ended
	September 30,
	2017	2016
Operating activities:
Net income	$285.6	$216.4
Depreciation and amortization	130.3	128.8
Long-lived asset impairment charge	—	26.9
Stock-based compensation expense	22.4	18.7
Deferred income taxes	7.8	(17.0)
Gain on sale of assets	(6.6)	(19.1)
Foreign currency transaction (gains) losses	1.6	(1.1)
Other non-cash adjustments	0.1	0.3
Changes in operating assets and liabilities	(194.7)	230.0
Net cash provided by operating activities	246.5	583.9

Investing activities:
Additions to property, plant and equipment	(85.8)	(92.5)
Additions to equipment held for rental	(27.4)	(34.8)
Proceeds from sale of equipment held for rental	49.5	40.2
Other investing activities	(1.5)	(2.1)
Net cash used by investing activities	(65.2)	(89.2)

Financing activities:
Net decrease in short-term debt	—	(33.5)
Proceeds from issuance of debt	5.9	323.5
Repayments of debt	(23.0)	(373.5)
Repurchases of common stock	(4.8)	(106.3)
Dividends paid	(62.8)	(55.9)
Proceeds from exercise of stock options	39.9	21.7
Excess tax benefit from stock-based compensation	—	2.0
Net cash used by financing activities	(44.8)	(222.0)

Effect of exchange rate changes on cash	(11.4)	6.3
Increase in cash and cash equivalents	125.1	279.0
Cash and cash equivalents at beginning of period	321.9	42.9
Cash and cash equivalents at end of period	$447.0	$321.9

Oshkosh Corporation Reports Results for Fiscal 2017 Fourth Quarter

October 31, 2017

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended September 30,
	2017			2016
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$443.4	$—	$443.4	$411.0	$—	$411.0
Telehandlers	204.0	—	204.0	180.8	—	180.8
Other	186.4	—	186.4	184.0	—	184.0
Total access equipment	833.8	—	833.8	775.8	—	775.8

Defense	596.5	0.3	596.8	471.6	0.2	471.8

Fire & emergency	273.9	4.1	278.0	254.7	2.2	256.9

Commercial
Concrete placement	118.4	—	118.4	115.4	—	115.4
Refuse collection	112.0	—	112.0	114.1	—	114.1
Other	28.2	1.3	29.5	23.8	1.0	24.8
Total commercial	258.6	1.3	259.9	253.3	1.0	254.3
Corporate & eliminations	0.2	(5.7)	(5.5)	—	(3.4)	(3.4)
	$1,963.0	$—	$1,963.0	$1,755.4	$—	$1,755.4

	Fiscal Year Ended September 30,
	2017			2016
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$1,629.6	$—	$1,629.6	$1,539.5	$—	$1,539.5
Telehandlers	661.8	—	661.8	773.9	—	773.9
Other	735.0	—	735.0	699.0	—	699.0
Total access equipment	3,026.4	—	3,026.4	3,012.4	—	3,012.4

Defense	1,818.6	1.5	1,820.1	1,349.3	1.8	1,351.1

Fire & emergency	1,015.4	15.5	1,030.9	941.5	11.8	953.3

Commercial
Concrete placement	474.0	—	474.0	463.6	—	463.6
Refuse collection	391.1	—	391.1	409.1	—	409.1
Other	99.3	5.9	105.2	103.3	3.2	106.5
Total commercial	964.4	5.9	970.3	976.0	3.2	979.2
Corporate & eliminations	4.8	(22.9)	(18.1)	—	(16.8)	(16.8)
	$6,829.6	$—	$6,829.6	$6,279.2	$—	$6,279.2

Oshkosh Corporation Reports Results for Fiscal 2017 Fourth Quarter

October 31, 2017

OSHKOSH CORPORATION

SEGMENT INFORMATION (continued)

(Unaudited; in millions)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2017	2016	2017	2016
Operating income (loss):
Access equipment	$62.4	$45.2	$259.1	$263.4
Defense	73.0	52.4	207.9	122.5
Fire & emergency	34.6	22.3	104.2	67.0
Commercial	11.6	17.7	43.8	67.6
Corporate	(47.1)	(42.1)	(152.0)	(156.5)
	$134.5	$95.5	$463.0	$364.0

	September 30,
	2017	2016
Period-end backlog:
Access equipment	$452.2	$179.3
Defense	2,086.2	2,332.4
Fire & emergency	931.6	852.9
Commercial	321.0	173.3
	$3,791.0	$3,537.9

Oshkosh Corporation Reports Results for Fiscal 2017 Fourth Quarter

October 31, 2017

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2017	2016	2017	2016

Adjusted access equipment segment operating income (non-GAAP)	$77.9	$73.0	$302.4	$291.2
Long-lived asset impairment charge	—	(26.9)	—	(26.9)
Restructuring-related costs	(15.5)	(0.9)	(43.3)	(0.9)
Access equipment segment operating income (GAAP)	$62.4	$45.2	$259.1	$263.4

Adjusted operating income (non-GAAP)	$150.0	$123.3	$506.3	$391.8
Long-lived asset impairment charge	—	(26.9)	—	(26.9)
Restructuring-related costs	(15.5)	(0.9)	(43.3)	(0.9)
Operating income (GAAP)	$134.5	$95.5	$463.0	$364.0

Adjusted provision for income taxes (non-GAAP)	$32.5	$32.3	$134.3	$102.7
Income tax benefit of long-lived asset impairment charge	—	(10.2)	—	(10.2)
Income tax benefit of restructuring-related costs	(4.2)	(0.1)	(7.1)	(0.1)
Provision for income taxes (GAAP)	$28.3	$22.0	$127.2	$92.4

Adjusted net income (non-GAAP)	$104.8	$79.0	$321.8	$233.9
Long-lived asset impairment charge, net of tax	—	(16.7)	—	(16.7)
Restructuring-related costs, net of tax	(11.3)	(0.8)	(36.2)	(0.8)
Net income (GAAP)	$93.5	$61.5	$285.6	$216.4

Adjusted earnings per share-diluted (non-GAAP)	$1.38	$1.05	$4.25	$3.14
Long-lived asset impairment charge, net of tax	—	(0.22)	—	(0.22)
Restructuring-related costs, net of tax	(0.15)	(0.01)	(0.48)	(0.01)
Earnings per share-diluted (GAAP)	$1.23	$0.82	$3.77	$2.91

	Fiscal 2018 Expectations
	Low	High

Adjusted earnings per share-diluted (Non-GAAP)	$4.25	$4.65
Restructuring-related costs, net of tax	(0.05)	(0.05)
Earnings per share-diluted (GAAP)	$4.20	$4.60

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